Execution Version

PEDIATRIX MEDICAL GROUP, INC.

TO

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

GUARANTEED TO THE EXTENT SET FORTH HEREIN BY the guarantors named herein

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of March 31, 2023

to the

INDENTURE

Dated as of December 8, 2015

GUARANTEES OF

5.375% SENIOR NOTES DUE 2030

EIGHTH SUPPLEMENTAL INDENTURE

5.375% Senior Notes due 2030

THIS EIGHTH SUPPLEMENTAL INDENTURE, dated as of March 31, 2023 (this “Eighth Supplemental Indenture”), by and among Pediatrix Medical Group, Inc.. (f/k/a Mednax, Inc.), a Florida Corporation (the “Company”), the guarantors listed on Schedule A hereto (collectively, the “Guarantors” and each, a “Guarantor”), and U.S. Bank Trust Company, National Association, a national banking association (successor in interest to U.S. Bank National Association), as trustee hereunder (the “Trustee”).

RECITALS OF THE COMPANY:

WHEREAS, the Company and the Trustee have heretofore entered into an Indenture dated as of December 8, 2015 (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated February 11, 2022 (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) providing for the issuance by the Company of $400,000,000 aggregate principal amount of its 5.375% Senior Notes due 2030 (together with the Guarantees thereof, the “Notes”);

WHEREAS, Section 4.04 of the Seventh Supplemental Indenture provides that if the Company or any of its Subsidiaries acquires or creates another Subsidiary after the Issue Date that provides a guarantee of the Company’s obligations under any Debt Facility (including the Credit Agreement (hereinafter defined)) with an aggregate principal or committed amount of $250 million or more, then, within 10 Business Days after such Subsidiary provides such guarantee, such newly acquired or created Subsidiary shall execute a supplemental indenture pursuant to which it will unconditionally Guarantee, on a joint and several basis, payment of principal of, premium, if any, and interest in respect of the Notes on a senior unsecured basis on the same terms and conditions as those set forth in the Seventh Supplemental Indenture;

WHEREAS, each of the Guarantors is a newly acquired or created Subsidiary of the Company and has provided a guarantee of the Company’s obligations under that certain Credit Agreement, dated as of October 30, 2017, as amended, by and among the Company, the guarantors party thereto, Bank of America, N.A., in its capacity as administrative agent and the lenders party thereto (the “Credit Agreement”);

WHEREAS, Section 6.01 of the Seventh Supplemental Indenture provides that the Company, the Guarantors, if applicable, and the Trustee may modify and amend the Indenture, the Notes or the Guarantees of the Notes without the consent of any Holder to allow any Guarantor to execute a supplemental indenture and/or a Guarantee of the Notes;

WHEREAS, the Board of Directors of the Company and the governing bodies of each of the Guarantors have duly authorized the execution and delivery of this Eighth Supplemental Indenture; and

WHEREAS, all acts and things necessary to make this Eighth Supplemental Indenture a valid agreement of each of the Company and the Guarantors according to its terms have been done and performed.

NOW THEREFORE, Eighth SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and of the covenants contained herein, in the Base Indenture, the Seventh Supplemental Indenture and this Eighth Supplemental Indenture, the Company, the Guarantors and the Trustee covenant and agree, for the equal and proportionate benefit of all Holders of the Notes issued prior to or after the date of this Eighth Supplemental Indenture, as follows:

Article I

RELATION TO BASE INDENTURE; DEFINITIONS
Section 1.01
Relation to Base Indenture. The changes, modifications and supplements to the Base Indenture effected by this Eighth Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, which may be issued from time to time, and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Eighth Supplemental Indenture shall supersede any corresponding or conflicting provisions and definitions in the Base Indenture.
Section 1.02
Definitions. For all purposes of this Eighth Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:
(a)
Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Base Indenture and the Seventh Supplemental Indenture;
(b)
Terms defined in more than one of the Base Indenture and the Seventh Supplemental Indenture shall have the meanings assigned to them, in order of priority, the Seventh Supplemental Indenture and the Base Indenture;
(c)
Terms defined herein and in any of the Base Indenture or the Seventh Supplemental Indenture shall have the meanings assigned to them herein;
(d)
All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Eighth Supplemental Indenture; and
(e)
All other terms used in this Eighth Supplemental Indenture, which are defined in the Trust Indenture Act or which are by reference therein defined in the Securities Act (except as herein otherwise expressly provided or unless the context otherwise requires) shall have the meanings assigned to such terms in said Trust Indenture Act and in said Securities Act as in force at the date of the execution of this Eighth Supplemental Indenture. The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Eighth Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.

Article II

GUARANTEES
Section 2.01
Guarantee.
(a)
Subject to this Article II, each of the Guarantors hereby, jointly and severally, unconditionally guarantees on an unsecured, unsubordinated basis, to each Holder of a Note, authenticated and delivered by the Trustee, and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Eighth Supplemental Indenture, the Seventh Supplemental Indenture or the Base Indenture, the Notes or the obligations of the Company hereunder or thereunder, that:
(i)
the principal of, premium, if any, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(ii)
in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for any reason whatsoever, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)
The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of this Eighth Supplemental Indenture, the Seventh Supplemental Indenture, or the Base Indenture, the Notes, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of such Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of bankruptcy or insolvency of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.
(c)
If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid either to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)
Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations under the Notes guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article V of the Seventh Supplemental Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article V of the Seventh Supplemental Indenture, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for purposes of this Guarantee. The Guarantors will have the right to seek contribution from any other guarantor of the Notes, or the Company, as the case may be, so long as the exercise of such right does not impair the rights of the Holders under this Guarantee.
Section 2.02
Limitation on Guarantors’ Liability. Each Guarantor, and by its acceptance of the Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor of the Notes not constitute a fraudulent transfer, fraudulent conveyance or fraudulent obligation for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee of the Notes. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contributions from or payments made by or on behalf of any other guarantor of the Notes in respect of the obligations of such other guarantors of the Notes that are relevant under such laws, result in the obligations of such guarantor of the Notes under its Guarantee of the Notes not constituting a fraudulent transfer, fraudulent conveyance or fraudulent obligation.
Section 2.03
Execution and Delivery of Guarantees.
(a)
To evidence its Guarantee as set forth in Section 2.01 hereof, each Guarantor hereby agrees that this Eighth Supplemental Indenture shall be executed on behalf of such Guarantor by one of its authorized officers or attorneys-in-fact.
(b)
Each Guarantor hereby agrees that its Guarantee set forth in Section 2.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee.
Section 2.04
Contribution. Each Guarantor that makes a payment or distribution under its Guarantee of the Notes shall be entitled to contribution from any other guarantor of the Notes or the Company, as the case may be.
Section 2.05
Releases.
(a)
The Guarantee of the Notes by a Guarantor will be automatically and unconditionally released, and any Person acquiring assets (including by way of merger or consolidation) or Capital Stock of a Guarantor shall not be required to assume the obligations of any such Guarantor:
(1)
in connection with any sale, exchange, transfer, conveyance or other disposition of (whether by merger, consolidation or the sale of) a majority of the Capital Stock of such Guarantor (or such lesser portion as is sufficient for such Guarantor to cease to be a Subsidiary of the Company) or the sale of all or substantially all the assets of such Guarantor, to or with and into a Person which is not the Company or another Subsidiary of the Company;
(2)
if any Guarantor is dissolved or otherwise no longer obligated to provide a Guarantee of the Notes pursuant to the Indenture;
(3)
if such Guarantor’s guarantee of any obligations under any Debt Facility of the Company (including the Credit Agreement) with an aggregate principal or committed amount of $250 million or more is fully and unconditionally released, except that such Guarantor shall subsequently be required to become a Guarantor by executing a supplemental indenture and providing the Trustee with an Officers’ Certificate and Opinion of Counsel as required by the Indenture at such time as it guarantees any obligations under any Debt Facility of the Company (including the Credit Agreement) with an aggregate principal or committed amount of $250 million or more; or
(4)
upon the Company’s exercise of its legal defeasance option or covenant defeasance option as described in Section 12.02 or Section 12.03 of the Seventh Supplemental Indenture or if the Company’s obligations under the Indenture and the Notes are discharged in accordance with Section 12.01 of the Seventh Supplemental Indenture.
(b)
The Trustee shall execute any documents reasonably requested by either the Company or a Guarantor in order to evidence the release of such Guarantor from its obligations under its Guarantee under this Article II, subject to the Trustee’s receipt of an Opinion of Counsel and Officers’ Certificate stating that all conditions precedent to such release have been met.
Article III

MISCELLANEOUS PROVISIONS
Section 3.01
Ratification of Indenture. Except as expressly modified or amended hereby, the Indenture continues in full force and effect and is in all respects confirmed, ratified and preserved and the provisions thereof shall be applicable to the Notes and this Eighth Supplemental Indenture.
Section 3.02
Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Eighth Supplemental Indenture shall bind its successors and assigns whether so expressed or not.
Section 3.03
Official Acts by Successor Corporation. Any act or proceeding by any provision of this Eighth Supplemental Indenture authorized or required to be done or performed by any board, committee or officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or entity that shall at the time be the lawful sole successor of the Company.
Section 3.04
Addresses for Notices, Etc. Any notice or demand which by any provision of this Eighth Supplemental Indenture is required or permitted to be given or served by the Trustee or by the Noteholders on the Company or the Guarantors shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is filed by the Company with the Trustee) to the Company at 1301 Concord Terrace, Sunrise, Florida 33323, Attention: General Counsel. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed to U.S. Bank Trust Company, National Association, Corporate Trust Department at 2 Concourse Parkway, Suite 800, Atlanta, Georgia 30328-5588, Attention: Mark C. Hallam.

The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Noteholder shall be mailed to him by first class mail, postage prepaid, at his address as it appears on the Security Register and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Section 3.05
Governing Law. THIS EIGTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OF SUCH STATE OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THIS EIGHTH SUPPLEMENTAL INDENTURE IS SUBJECT TO THE PROVISIONS OF THE TIA THAT ARE REQUIRED TO BE A PART OF THIS EIGHTH SUPPLEMENTAL INDENTURE AND SHALL, TO THE EXTENT APPLICABLE, BE GOVERNED BY SUCH PROVISIONS.
Section 3.06
Benefits of Indenture. Nothing in the Indenture or in the Notes, expressed or implied, shall give to any person, other than the parties hereto, any Paying Agent, any Authenticating Agent, any Security Registrar and their successors hereunder, the Noteholders, any benefit or any legal or equitable right, remedy or claim under the Indenture.
Section 3.07
Headings, Etc. The titles and headings of the articles and sections of this Eighth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.08
Counterparts. This Eighth Supplemental Indenture may be executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
Section 3.09
Trustee. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture. The statements and recitals herein are deemed to be those of the Company and not of the Trustee.
Section 3.10
Further Instruments and Acts. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Eighth Supplemental Indenture.
Section 3.11
Waiver of Jury Trial. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed by their respective officers hereunto duly authorized, all as of the day and year first above written.

COMPANY:	PEDIATRIX MEDICAL GROUP, INC. By: /s/ Mary Ann E. Moore Name: Mary Ann E. Moore Title: Executive Vice President, General Counsel and Secretary
TRUSTEE:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, By: /s/ Mark C. Hallam Name: Mark C. Hallam Title: Assistant Vice President
GUARANTORS:

PEDIATRIX MEDICAL GROUP AMBULATORY SERVICES OF TN, PLLC

PEDIATRIX MEDICAL GROUP OF INDIANA, P.C.

PEDIATRIX MEDICAL GROUP OF WISCONSIN, S.C.

PEDIATRIX PRIMARY CARE OF COLORADO, PLLC

PEDIATRIX PRIMARY CARE OF FLORIDA, LLC

PEDIATRIX PRIMARY CARE OF GEORGIA, LLC

PEDIATRIX PRIMARY CARE OF TEXAS, PLLC

PEDIATRIX URGENT CARE OF COLORADO, PLLC

PEDIATRIX URGENT CARE OF GEORGIA, LLC

ZIMMERMAN PRIMARY CARE, PLLC

ZIMMERMAN URGENT CARE, PLLC

By: /s/ Mary Ann E. Moore

Name: Mary Ann E. Moore

Attorney-in-Fact of each of the foregoing

[SIGNATURE PAGE TO EIGHTH SUPPLEMENTAL INDENTURE]

Schedule A

Guarantors

1.
Pediatrix Medical Group Ambulatory Services of TN, PLLC, a Tennessee professional limited liability company
2.
Pediatrix Medical Group of Indiana, P.C., an Indiana professional corporation
3.
Pediatrix Medical Group of Wisconsin, S.C., a Wisconsin service corporation
4.
Pediatrix Primary Care of Colorado, PLLC, a Colorado professional limited liability company
5.
Pediatrix Primary Care of Florida, LLC, a Florida limited liability company
6.
Pediatrix Primary Care of Georgia, LLC, a Georgia limited liability company
7.
Pediatrix Primary Care of Texas, PLLC, a Texas professional limited liability company
8.
Pediatrix Urgent Care of Colorado, PLLC, a Colorado professional limited liability company
9.
Pediatrix Urgent Care of Georgia, LLC, a Georgia limited liability company
10.
Zimmerman Primary Care, PLLC, a Nevada professional limited liability company
11.
Zimmerman Urgent Care, PLLC, a Nevada professional limited liability company